CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 14 to Registration Statement No. 33-56851 of Morgan Stanley Balanced Income
Fund (the "Fund"), on Form N-1A of our report dated March 17, 2005, appearing in the January 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions
"Financial Highlights" in the Prospectus and "Custodian and Independent
Registered Public Accounting Firm" and "Financial Statements" in the Statement
of Additional Information.

Deloitte & Touche LLP
New York, New York
May 24, 2005